EXHIBIT 10.2

March 15, 2007

Via Hand Delivery

Anthony E. Altig

Diversa Corporation

4955 Directors Place

San Diego, CA 92121-1609

Re:	Transitional Employment

Dear Tony:

As you know, the Boards of Directors of Diversa Corporation (the “Parent”) and Celunol Corp. (the “Company”) have agreed to a merger transaction as contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Parent, Concord Merger Sub., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and William Lese as the Company Stockholders’ Representative. The Merger Agreement contemplates that upon the consummation of the transactions contemplated in the Merger Agreement (the “Closing Date”), Merger Sub will merge with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of Parent (the “Closing”). This letter sets forth the terms and conditions of our closing agreement (the “Agreement”) regarding your continued employment and provision of services in anticipation of and in connection with the merger. This Agreement shall become effective upon the Effective Date specified in Paragraph 13 herein. This Agreement supersedes and replaces all prior employment agreements between the Parent and you, including, but not limited to, that certain employment letter agreement dated November 11, 2004 (the “Employment Agreement”) which shall, upon the Effective Date of this Agreement, be null and void.

1. CONTINUED EMPLOYMENT AND COMPENSATION. You will continue to be employed by the Parent as Chief Financial Officer (“CFO”) and you will additionally oversee and manage all transition activities until the Closing Date, at an annual base salary rate of three hundred thousand dollars ($300,000.00) (the “Base Salary”), retroactive to January 1, 2007. Following the Closing Date, you will be retained as an employee of the Company in a transitional capacity for a period of sixty (60) days after the Closing Date or until August 15, 2007, whichever date occurs earlier. Following the Closing Date, you shall report to the Board of Directors of the Parent (the “Board”). During your service as an employee pursuant to this Agreement you shall be eligible to participate in all fringe benefit programs provided to senior executives of the Parent, or the Company (following the Closing Date), as applicable.

2. RESIGNATION. Effective at 5:00 p.m. on the Closing Date, or such later date as the Board shall request your resignation, you shall submit your resignation as an employee and the Parent (the “Resignation Date”). In the event you are retained by the Company after the Resignation Date, you shall submit your resignation from the Company (and the Parent to the extent required) upon request of the CEO effective at 5:00 p.m. of the date so requested (the “Separation Date”).

3. RETENTION INCENTIVE BONUS. Provided that the Closing occurs, you will be paid a cash bonus in the total sum of two hundred twenty-five thousand dollars ($225,000.00), less required withholdings (the “Retention Incentive Bonus”), which shall be paid to you within five (5) business days of the earlier of: i) February 11, 2008, or ii) the Resignation Date or, if applicable, the Separation Date.

4. SEVERANCE BENEFIT. Provided that you deliver to the Parent a fully effective Release and Waiver in the form attached hereto as Exhibit A, or in such other form as the Company and/or the Parent may require, you will receive: i) severance in the form of continued payment of the Base Salary, less required withholdings, for a period of twelve (12) months following the later of the Resignation Date or, if applicable, the Separation Date (the “Severance Period”); ii) provided that you make timely election for health insurance continuation coverage pursuant to COBRA, payment by the Parent of the premiums associated with such continuation coverage for you and your eligible dependents until the conclusion of the Severance Period, or until you are enrolled in the group health insurance plan of another employer, whichever occurs first; and (iii) commencing upon your termination or resignation, a one (1) month program of offsite outplacement services through an outplacement agency selected by the Parent or Company.

5. EQUITY AWARDS.

(a) Vesting of Awards and Exercisability of Options During Employment. During your service as an employee pursuant to this Agreement, all of your restricted stock awards granted to you prior to, on, or subsequent to the Effective Date (collectively “RSAs”) as evidenced by Restricted Stock Agreements between you and the Company (“RSA Agreements”), and options to purchase common stock of the Parent (“Options”) shall continue to vest. As of the date of this Agreement, your unvested RSAs and your outstanding, unexercised Options are listed on the attached Exhibit B.

(b) Continued Vesting of RSAs Following Termination of Employment. Notwithstanding anything to the contrary set forth in Section 4 of your RSA Agreements, your unvested RSAs shall vest in equal quarterly installments over the succeeding eight (8) calendar quarters following the later of the Resignation Date or, if applicable, the Separation Date; provided that, vesting of your RSAs during such post-employment period shall immediately cease in the event that the Board shall have reached a reasonable and good faith determination that: i) you have disparaged or threatened to disparage the Parent and/or the Company, their affiliates, or their officers, directors, or employees; ii) you have breached or threatened to breach your Employee Inventions & Non-Disclosure Agreement with the Parent; or iii) you have disclosed or threatened to disclose any part or aspect of the Parent’s and/or the Company’s proprietary information. The additional shares subject to your RSAs that may vest following termination of your employment with the Parent pursuant to the foregoing provisions are the “Contingent Shares.”

The following provisions amend and supersede any contrary provisions in the RSA Agreements with respect to the Contingent Shares. Capitalized terms not otherwise defined in this Section 5(b) have the meanings assigned to those terms in the RSA Agreements. In connection with the termination of your Continuous Status as an Employee, Director or Consultant, the Parent will not exercise its Reacquisition Right with respect to any Unvested Shares that are Contingent Shares, and the Escrow Agent will not release any such Contingent Shares to you. In connection with your termination, the unvested Contingent Shares shall remain in escrow and the Parent shall continue to have a Reacquisition Right with respect to the Contingent Shares. The Parent’s Reacquisition Right for the Contingent Shares shall lapse as the Contingent Shares continue to vest as provided above. If the Board determines that you have engaged in behavior that causes the vesting of your Contingent Shares to cease as provided above, the Parent shall simultaneously with the cessation of vesting of your Contingent Shares automatically reacquire for no consideration all of the Contingent Shares that remain Unvested Shares at such time, and the Escrow Agent shall transfer to the Parent the number of Unvested Shares the Parent is reacquiring.

(c) Cancellation of Unexercised Options and Grant of New Stock Award. To the extent that your Options remain unexercised as of the Resignation Date, your Options will be automatically cancelled, you may not exercise the Options, and you will have no further rights with respect to such cancelled Options. In consideration for cancellation of the unexercised Options, you will be granted a restricted stock bonus award under the Parent’s 1997 Equity Incentive Plan, or successor plan, subject to the terms and conditions of the Parent’s form of Restricted Stock Grant Notice and Restricted Stock Agreement substantially in the form attached hereto as Exhibit C (the “Stock Award”). The Stock Award shall be for a number of shares of Parent’s common stock with an equivalent Black-Scholes value of the cancelled Options, such valuation and number of shares to be determined as of the Resignation Date, or, if applicable, the Separation Date, by the accounting firm engaged by the Parent for general audit purposes as of the Resignation Date, and which valuation will assume that the Options would otherwise expire on March 1, 2009. The accounting firm shall provide its calculations, together with detailed supporting documentation, to you and the Parent within fifteen (15) days of the Resignation Date, or, if applicable, the Separation Date, or such other time as requested by you and the Parent. The determination of the accounting firm shall be final, binding and conclusive upon you and the Parent.

To the extent the unexercised, cancelled Options have not yet vested as of the Resignation Date, or if applicable, the Separation Date, an equivalent percentage of shares subject to the Stock Award shall be unvested. As provided on the Restricted Stock Grant Notice attached hereto as Exhibit C, the unvested shares subject to your Stock Award shall vest in eight equal quarterly installments over the two year period following the Resignation Date, or, if applicable, the Separation Date, provided that, vesting shall immediately cease in the event that the Board shall have reached a reasonable and good faith determination that: i) you have disparaged or threatened to disparage the Parent or the Company, their affiliates, or their officers, directors, or employees; ii) you have breached or threatened to breach your Employee Inventions & Non-Disclosure Agreement with the Parent; or iii) you have disclosed or threatened to disclose any part or aspect of the Parent’s and/or the Company’s proprietary information.

6. TERMINATION FOR CAUSE. The Parent and the Company shall have the right to terminate this Agreement and your employment for “Cause” (as defined below). In the event of termination for Cause, you shall receive only that part of your Base Salary and any accrued and unused vacation benefits earned through the date of termination, and the Parent and/or the Company shall have no further obligations to you under this Agreement. For purposes of this Agreement, “Cause” shall mean you have:

i) been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Parent and/or the Company;

ii) participated in any fraud against the Parent and/or the Company;

iii) willfully and materially breached a material policy of the Parent and/or the Company;

iv) intentionally damaged any property of the Parent and/or the Company thereby causing demonstrable and material injury to the business of the Parent and/or the Company;

v) willfully and materially breached your Employee Inventions and Non-Disclosure Agreement with the Parent and/or the Company;

vi) refused to perform your duties pursuant to this Agreement; or

vii) for any reason resigned your employment prior to the Resignation Date or, if applicable, the Separation Date.

7. TAX TREATMENT.

(a) Parachute Payment. If any payment or benefit you would receive pursuant to a change of control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Parent approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of vesting of stock awards; reduction of employee benefits. In the event that vesting of stock award compensation is to be reduced, such vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Parent for general audit purposes as of the day prior to the effective date of the change of control shall perform the foregoing calculations. If the accounting firm so engaged by the Parent is serving as accountant or auditor for the individual, entity or group effecting the change of control, then the Parent shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Parent shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Parent within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Parent) or such other time as requested by you or the Parent. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Parent with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Parent.

(b) Application of Internal Revenue Code Section 409A. If the Parent determines that any of the benefits provided by this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the Severance Benefits payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 7(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

8. PROPRIETARY INFORMATION OBLIGATIONS. You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Parent and the Company in connection with your relationship therewith. You hereby acknowledge that such information includes, but is not limited to: (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, know-how, methods or processes, discoveries, techniques, plans, strategies and data (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers and information regarding the skills and compensation of employees of the Parent and the Company (collectively, with Inventions, hereinafter referred to as “Proprietary Information”). In view of the foregoing, you hereby agree, warrant and acknowledge that:

(a) You will surrender and deliver to the Parent and/or the Company all documents, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data and other materials of any nature pertaining to your work with the Parent and/or the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any of the foregoing Proprietary Information.

(b) You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Parent and the Company, except to the extent that such information is disclosed publicly by the Parent and/or the Company.

(c) You acknowledge your continuing obligation to comply with the Employee Inventions and Non-Disclosure Agreement between you and the Parent both before and after the Resignation Date and/or the Separation Date.

9. RETURN OF COMPANY PROPERTY. Upon the Resignation Date, or, if applicable, the Separation Date, you shall return to the Parent and/or the Company all Parent and/or Company documents (and all copies thereof) and other Parent and/or Company property that you had in your possession at any time, including, but not limited to, equipment, files, notes, notebooks, memoranda, correspondence drawings, books and records, plans and forecasts, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, tangible property, credit cards, entry cards, equipment, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Parent and/or the Company (and all reproductions thereof). Notwithstanding the foregoing, at your election you may be transferred ownership of and permitted to retain the laptop computer and any other computer equipment (e.g., keyboard, docking station, monitor, personal organizer and their related accessories) previously provided to you by the Parent or Company and utilized during your employment (collectively the “Computer Equipment”); provided that the Parent or Company will first retrieve a copy and destroy all data residing on such Computer Equipment, including but not limited to any proprietary or confidential information of the Parent and/or the Company. However, upon your request, the Company will provide you with a separate copy of your contact data residing on such Computer Equipment. The market value of the Computer Equipment will be determined by the Parent or the Company and will be taxable income to you at the time of transfer, subject to withholding for all applicable taxes.

10. REIMBURSEMENT OF EXPENSES. Within thirty (30) days after the Resignation Date, or, if applicable, the Separation Date, you shall submit all final documented expense reimbursement statements reflecting all business expenses you incurred prior to the Resignation Date or Separation Date, if any, for which you seek reimbursement. The Parent or the Company will reimburse your expenses pursuant to policy and regular business practices.

11. NONDISPARAGEMENT. You agree that you will not at any time disparage the Parent or the Company (including the Parent’s and/or the Company’s officers, directors, employees, shareholders and agents); provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

12. RELEASE OF CLAIMS. In exchange for the promises and covenants set forth herein, you hereby release, acquit, and forever discharge the Parent and the Company, their parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts, or conduct at any time prior to the date upon which you sign this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Parent, the termination of that employment, and the Parent’s performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, the issuance or re-purchase of restricted stock, the Unvested Shares, put rights, or any other ownership interests in the Parent, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act; the federal Civil Rights Act of 1964, as amended; the federal Americans With Disabilities the Employee Retirement Income Security Act; the federal Age Discrimination in Employment Act of 1967, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

13. ADEA. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled. You are advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Parent, provided that you have not earlier revoked this Agreement (the “Effective Date”) and you will not receive any of the benefits specified by this Agreement until after it becomes effective.

14. SECTION 1542 WAIVER. In giving the releases herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

15. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Parent and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum). Any arbitration proceeding pursuant to this Agreement shall be conducted by the Judicial Arbitration & Mediation Service (“JAMS”) in San Diego, California, under the then-existing JAMS rules.

16. ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Parent and the Company with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supercedes any such promises or representations. This Agreement may not be modified except in a writing signed by you and a duly authorized member of the Board. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

17. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

18. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall BE construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

19. SEVERABILITY. If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, and the invalid or unenforceable term or provision shall be replaced with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

20. AUTHORITY. You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein.

21. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

22. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Tony, we thank you for your loyal service to Diversa and look forward to your assistance in effecting a smooth transition to this next and exciting phase of Diversa’s development.

Sincerely,

DIVERSA CORPORATION

/s/ Peter Johnson
By	Peter Johnson
Chairman, Compensation Committee of the Board of Directors

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ Anthony E. Altig	Dated:
Anthony E. Altig

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING RESIGNATION

In consideration of the payments and other benefits set forth in the Closing Agreement dated                     , (the “Agreement”) to which this form is attached, I, ANTHONY E. ALTIG hereby furnish DIVERSA CORPORATION and CELUNOL CORP. and any and all affiliated, subsidiary, related, or successor corporations (collectively the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21)

days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Inventions and Non-Disclosure (“NDA”).

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and the Chief Executive Officer of the Company.

Date:	By:	/s/ Anthony E. Altig
ANTHONY E. ALTIG

EXHIBIT B

UNVESTED RESTRICTED STOCK AWARDS

AND UNEXERCISED STOCK OPTION AWARDS

Unvested Restricted Stock Awards

GRANT NUMBER	GRANT DATE	TOTAL SHARES GRANTED	NUMBER OF UNVESTED SHARES AS OF 12/31/06
4906	2/15/06	62,250	62,250
4915	2/15/06	11,786	11,786
5184	2/11/07	20,000	N/A

Unexercised Stock Options

GRANT NUMBER	GRANT DATE	TOTAL SHARES GRANTED	UNEXERCISED SHARES AS OF 12/31/06	EXERCISE PRICE
2626	12/13/04	44,892	44,892	$8.91
2627	12/13/04	105,108	105,108	$8.91

EXHIBIT C

RESTRICTED STOCK GRANT NOTICE AND RESTRICTED STOCK AGREEMENT